Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2346

April 12, 2016

Crestwood Midstream Partners LP

Crestwood Midstream Finance Corp.

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Crestwood Midstream Partners LP, a limited partnership organized under the laws of Delaware (the “Partnership”), Crestwood Midstream Finance Corp., a Delaware corporation (together with the Partnership, the “Issuers”), and the guarantors listed on Annex A hereto (the “Guarantors”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) on March 7, 2016, as amended by Amendment No. 1 filed with the Commission on the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) the offer and exchange (the “Exchange Offer”) by the Issuers of $700,000,000 aggregate principal amount outstanding of 6.25% senior notes due 2023 (the “Original Notes”) for new notes in like principal amount and bearing substantially identical terms to the Original Notes (the “Exchange Notes”) and (2) guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of March 23, 2015, by and among the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with rendering the opinions set forth below, we have assumed that (a) all signatures contained in all documents examined by us are genuine, (b) all information contained in all documents reviewed by us is true and

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

April 12, 2016 Page 2

correct, (c) the legal capacity of natural persons, (d) all documents submitted to us as copies conform to the originals of those documents, (e) the Registration Statement and any amendments thereto (including post-effective amendments), will have become effective and (f) the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case under such clauses (i) and (ii) as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Delaware, including without limitation the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, the laws of the State of New York and the laws of the State of Texas, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

April 12, 2016 Page 3

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Annex A

Guarantors

Arlington Storage Company, LLC
Arrow Field Services, LLC
Arrow Midstream Holdings, LLC
Arrow Pipeline, LLC
Arrow Water, LLC
CMLP Tres Manager LLC
CMLP Tres Operator LLC
Cowtown Gas Processing Partners L.P.
Cowtown Pipeline Partners L.P.
Crestwood Appalachia Pipeline LLC
Crestwood Arkansas Pipeline LLC
Crestwood Crude Logistics LLC
Crestwood Crude Services LLC
Crestwood Crude Terminals LLC
Crestwood Crude Transportation LLC
Crestwood Dakota Pipelines LLC
Crestwood Gas Marketing LLC
Crestwood Gas Services Operating GP LLC
Crestwood Gas Services Operating LLC
Crestwood Marcellus Midstream LLC
Crestwood Marcellus Pipeline LLC
Crestwood Midstream Operations LLC
Crestwood New Mexico Pipeline LLC
Crestwood Ohio Midstream Pipeline LLC
Crestwood Operations LLC
Crestwood Panhandle Pipeline LLC
Crestwood Pipeline East LLC
Crestwood Pipeline LLC
Crestwood Sabine Pipeline LLC
Crestwood Sales & Service Inc.
Crestwood Services LLC
Crestwood Storage Inc.
Crestwood Transportation LLC
Crestwood West Coast LLC
E. Marcellus Asset Company, LLC
Finger Lakes LPG Storage, LLC
Sabine Treating, LLC
Stagecoach Pipeline & Storage Company LLC
Stellar Propane Service, LLC
US Salt, LLC